Exhibit 10.11

Form of

TERMINATION PROTECTION AGREEMENT

(Tier I Executives)

TERMINATION PROTECTION AGREEMENT (the “Agreement”) dated                          , 200[  ] by and between VNU nv (the “Company”) and [                    ] (the “Executive”).

The Company desires to induce Executive to remain in employment by providing Executive protection in the event of a change in ownership or control of the Company; and

Executive desires to continue to be employed by the Company and to accept such protection.

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Term. This Agreement shall be effective for a period commencing on the date of this Agreement and ending on                     , 200[  ] (the “Term”); provided, however, that commencing with                     , 200[  ] and on each anniversary thereof (each an “Extension Date”), the Term shall automatically be extended for an additional twelve (12) month period, unless the Company or Executive provides the other party hereto twelve (12) month’s prior written notice before the next Extension Date that the Term shall not be so extended. Notwithstanding the foregoing, if a Change in Control (as defined in Section 2(a)(i) below) occurs during the Term, the Term shall automatically be extended for twenty-four (24) months following such Change in Control.

2. Change in Control Termination. If, during the Term, Executive’s employment with the Company and its affiliates is terminated within twenty-four (24) months following a Change in Control (a “Change in Control Termination”) by the Company without Cause (as defined in Section 2(a)(ii) below) or by Executive’s resignation for Good Reason (as defined in Section 2(a)(iii) below), the provisions of this Section 2 shall exclusively govern Executive’s rights upon such Change in Control Termination; provided that if Executive’s employment with the Company and its affiliates is terminated prior to a Change in Control at the request of a Person (as defined in Section 2(a)(i)(A) below) engaging in a transaction or series of transactions that would result in a Change in Control, the twenty-four (24) month period set forth in Section 1 of this Agreement will commence upon the subsequent occurrence of a Change in Control, Executive’s actual termination shall be deemed a Change in Control Termination, the date of such Change in Control Termination (the “Termination Date”) shall be deemed to have occurred immediately following such Change in Control, and Notice of Termination (as defined in Section 2(c) below) shall have been deemed to have been given by the Company immediately prior to Executive’s actual termination.

a. Definitions. For purposes of this Agreement:

(i) A “Change in Control” shall be deemed to have occurred if:

(A) any “Person”, as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing twenty (20) percent or more of the combined voting power of the Company’s then outstanding securities;

(B) during any period of twenty-four (24) months (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the board of directors of the Company (the “Board”), and any new director (other than (1) a director designated by a Person who has entered into an agreement with the Company to effect a transaction described in clause (A), (C) or (D) of this Section, (2) a director designated by any Person (including the Company) who publicly announces an intention to take or to consider taking actions (including, but not limited to, an actual or threatened proxy contest) which if consummated would constitute a Change in Control or (3) a director designated by any Person who is the Beneficial Owner, directly or indirectly, of securities of the Company representing ten (10) percent or more of the combined voting power of the Company’s securities) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved cease for any reason to constitute at least a majority thereof;

(C) a merger or consolidation involving the Company occurs, other than a merger or consolidation (1) which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, in the same proportion as immediately prior to the transaction, (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty (50) percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation and (2) after which no Person holds twenty (20) percent or more of the combined voting power of the then outstanding securities of the Company or such surviving entity; or

(D) a complete liquidation of the Company or a sale or disposition by the Company of all or substantially all of the Company’s assets occurs.

(ii) “Cause” shall mean (A) Executive’s willful and continued failure to substantially perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness or disability or any failure after the issuance of a Notice of Termination by Executive for Good Reason) which failure is demonstrably and materially damaging to the financial condition or reputation of the Company and/or its subsidiaries, and which failure continues more than forty-eight (48) hours after a written demand for substantial performance is delivered to Executive by the Board, which demand specifically identifies the manner in which the Board believes that Executive has not substantially performed his duties and the demonstrable and material damage caused thereby, (B) the willful engaging by Executive in misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (C) Executive’s conviction of, or plea of nolo contendere to, a crime constituting a felony under the laws of the United States or any state thereof.

(iii) “Good Reason” shall mean without Executive’s express written consent, the occurrence after a Change in Control of any of the following circumstances unless, in the case of paragraphs (A), (E), (F), (G) or (H), such circumstances were fully corrected within thirty (30) days after Executive has given written notice to the Company of such occurrence:

(A) the assignment to Executive of any duties inconsistent with the position in the Company that Executive held immediately prior to the Change in Control, or an adverse alteration in the nature or status of Executive’s responsibilities or the conditions of Executive’s employment from those in effect immediately prior to such Change in Control;

(B) a reduction by the Company in Executive’s annual base salary and/or target bonus and/or perquisites as in effect on the date hereof or as the same may be increased from time to time except for across-the-board perquisites reductions similarly affecting all management personnel of the Company and all management personnel of any Person in control of the Company;

(C) the relocation of the Company’s offices at which Executive is principally employed immediately prior to the date of the Change in Control to a location more than thirty-five (35)

miles from such location, except for required travel on the Company’s business to an extent substantially consistent with Executive’s business travel obligations prior to the Change in Control; provided, however, that a relocation of the Company’s offices at which Executive is principally employed immediately prior to the date of the Change in Control to New York City shall not constitute “Good Reason” for purposes of this Agreement;

(D) the failure by the Company to pay to Executive any portion of Executive’s compensation or to pay to Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days after the date such compensation is due;

(E) the failure by the Company to continue in effect any material compensation or benefit plan in which Executive participated immediately prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue Executive’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of Executive’s participation relative to other participants, as existed at the time of the Change in Control;

(F) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by Executive under any of the Company’s life insurance, medical, dental, accident, or disability plans or perquisites in which Executive was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits, or the failure by the Company to provide Executive with the number of paid vacation days to which Executive is entitled on the basis of years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the Change in Control;

(G) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

(H) any purported termination of Executive’s employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 2(c) hereof which purported termination shall not be effective for purposes of this Agreement.

[Notwithstanding the foregoing, a termination by Executive for any reason pursuant to a Notice of Termination given during the thirty (30) day period immediately following the first anniversary of the occurrence of a Change in Control shall be deemed to be a termination for Good Reason for all purposes under this Agreement.]

b. Termination Benefits. Upon a Change in Control Termination, Executive shall be entitled to receive:

(i) Executive’s base salary through the Termination Date at the annual rate in effect at the time Notice of Termination is given, payable within ten (10) business days after the Termination Date;

(ii) any annual bonus earned but unpaid as of the Termination Date for any previously completed fiscal year, payable within ten (10) business days after the Termination Date;

(iii) all earned and unpaid and/or vested, nonforfeitable amounts owing or accrued at the date of Executive’s termination of employment under any compensation and benefit plans, programs, and arrangements of the Company and its affiliates in which Executive theretofore participated, payable in accordance with the terms and conditions of the plans, programs, and arrangements (and agreements and documents thereunder) pursuant to which such compensation and benefits were granted or accrued;

(iv) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the Termination Date;

(v) a cash lump sum amount equal to three (3) times the sum of Executive’s (A) annual rate of salary in effect at the time Notice of Termination is given or, if higher, the annual rate in effect immediately prior to the Change in Control and (B) average annual bonus earned by Executive for the two calendar years prior to the year in which the Termination Date occurs or, if higher, the year in which the Change in Control occurred, payable within ten (10) business days after the Termination Date;

(vi) a cash lump sum amount equal to (A) Executive’s target annual bonus in effect for the year in which the Termination Date occurs or, if higher, for the year in which the Change in Control occurred, multiplied by (B) a fraction, the numerator of which shall equal the number of days Executive was employed by the Company during the year in which the Termination Date occurs, and the denominator of which shall equal 365, payable within ten (10) business days after the Termination Date;

(vii) for the period beginning on the Termination Date and ending on the earlier of (A) the third anniversary of such date or (B) the first day of Executive’s eligibility to participate in a comparable group health plan maintained by a subsequent employer, the Company shall pay for and provide Executive and Executive’s dependents with the same medical benefits coverage to which Executive would have been entitled had Executive remained continuously employed by the Company during such period. In the event that Executive is ineligible under the terms of the Company’s benefit plans to continue to be so covered, the Company shall provide Executive with substantially equivalent coverage through other sources or will provide Executive with a lump sum payment within ten (10) business days after the Termination Date in such amount that, after all income and employment taxes on that amount, shall be equal to the cost to Executive of obtaining such benefit coverage; and

(viii) three (3) years of additional credit for service and age following the Termination Date for purposes of qualifying for retiree medical coverage under the Company’s retiree medical plan.

Following Executive’s Change in Control Termination, except as set forth in this Section 2(b) and Section 3, Executive shall have no further rights to any other compensation or benefits under this Agreement.

c. Notice of Termination. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6(f) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Termination Date, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

3. Other Effects of a Change in Control. Upon a Change in Control occurring during the Term:

a. any long-term incentive award for an award cycle in effect on the date of a Change in Control shall vest and be payable in a cash lump sum amount based on (A) the targeted level of such award (or, if more than fifty (50) percent of the applicable performance period for such award has elapsed, the higher of (x) the targeted level of such award or (y) the actual achievement of performance criteria), multiplied by (B) a fraction, the numerator of which shall equal the number of days Executive was employed by the Company during the applicable performance period in which the Termination Date occurs, and the denominator of which shall equal the number of days in such performance period, payable within ten (10) business days after the Change in Control; and

b. any then-unvested stock options and equity or equity-based awards shall vest (and, where applicable, become exercisable) in full and, in the case of equity-based awards, be payable within ten (10) business days after the Change in Control.

4. Tax Gross-up. Should Executive receive any payments from the Company (including pursuant to any stock option or equity awards) or its affiliates that are subject to tax under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the provisions of Exhibit A shall apply to such payments.

5. Section 409A. In the event that it is reasonably determined by the Company that, as a result of Section 409A (“Section 409A”) of the Code (and any related regulations or other pronouncements thereunder), any of the payments that Executive is entitled to under the terms of this Agreement or any nonqualified deferred compensation plan (as defined under Section 409A) may not be made at the time contemplated by the terms hereof or thereof, as the case may be, without causing Executive to be subject to an income tax penalty and interest, the Company will make such payment on the first day that would not result in the Executive incurring any tax liability under Section 409A. In addition, other provisions of this Agreement or any other plan notwithstanding, the Company shall have no right to accelerate any such payment or to make any such payment as the result of an event if such payment would, as a result, be subject to the tax imposed by Section 409A.

6. Miscellaneous.

a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to conflicts of laws principles thereof.

b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter contained herein, and during the Term supersedes all prior agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

e. Successor; Binding Agreement. (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such express assumption and agreement at or prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the

Company in the same amount and on the same terms to which Executive would be entitled hereunder if Executive terminated Executive’s employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

f. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier or three days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

If to the Company:

VNU nv

770 Broadway

New York, NY 10003

Attention: General Counsel

If to Executive:

To the most recent address of Executive set forth in the personnel records of the Company.

g. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

h. No Mitigation. Except as provided in Section 2(b)(vii) hereof, Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by an compensation earned by Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Executive to the Company, or otherwise.

i. Legal Fees and Expenses. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest by the Company, any of its affiliates or their respective predecessors, successors or assigns, Executive, Executive’s estate or beneficiaries, or their respective successors and assigns of the validity or enforceability of, or liability under, any provision of this Agreement (including as a result of any contest by Executive about the amount of any payment pursuant to this Agreement), whether or not Executive is successful in any such contest; provided, however, that no payment shall be made of such fees and expenses relating to any unsuccessful contest by Executive, which is determined to be in bad faith or frivolous by a court having jurisdiction over the matter.

j. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

VNU NV	[EXECUTIVE]

By:
Title:

EXHIBIT A

Certain Supplemental Payments by the Company

Capitalized terms not otherwise defined herein shall have the meanings set forth in the Termination Agreement (the “Agreement”), of which this Exhibit A is a part.

1. If it shall be determined that any amount, right or benefit paid, distributed or treated as paid or distributed by the Company or any of its affiliates to or for Executive’s benefit (other than any amounts payable pursuant to this Exhibit A) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, collectively, the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount equal to the amount necessary such that after payment by Executive of all federal, state and local taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The foregoing notwithstanding, if the Payments exceed the Safe Harbor Amount (as defined below) and a reduction of up to 5% of the Payments would cause all remaining Payments to be equal to the Safe Harbor Amount and thereby avoid the imposition of any Excise Tax, the Payments shall be reduced to the extent necessary (up to 5%) to cause all remaining Payments to equal the Safe Harbor Amount. The “Safe Harbor Amount” shall mean one dollar less than 300% of the “base amount” as determined in accordance with Section 280G(b)(3) of the Code.

2. All determinations required to be made under this Exhibit A, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by                          (the “Auditor”). The Auditor shall provide detailed supporting calculations to both the Company and Executive within fifteen (15) business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Auditor shall be paid by the Company. Any Gross-Up Payment, as determined pursuant to this Exhibit A, shall be paid by the Company to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive’s behalf) within five (5) days of the receipt of the Auditor’s determination. All determinations made by the Auditor shall be binding upon the Company and Executive; provided that following any payment of a Gross-Up Payment to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive’s behalf), the Company may require Executive to sue for a refund of all or any portion of the Excise Taxes paid on Executive’s behalf, in which event the provisions of paragraph (3) below shall apply. As a result of uncertainty regarding the application of Section 4999 of the Code hereunder, it is possible that the Internal Revenue Service may assert that Excise Taxes are due that were not included in the Auditor’s calculation of the Gross-Up Payments (an Underpayment”). In the event that the Company exhausts its remedies pursuant to this Exhibit A and Executive thereafter is required to make a payment of any Excise Tax, the Auditor shall determine the amount of the Underpayment that has occurred and any additional Gross-Up Payments that are due as a result thereof shall be promptly paid by the Company to Executive (or to the Internal Revenue Service or other applicable taxing authority on Executive’s behalf).

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EXHIBIT A

3. Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive receives written notification of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which it gives such notice to the Company) (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall: (i) give the Company all information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and ceasing all efforts to contest such claim; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceeding relating to such claim; provided, however, that the Company shall bear and pay directly all reasonable costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expense. Without limiting the foregoing provisions of this Exhibit A, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine and direct; provided, however that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall, to the extent permitted by law, advance the amount of such payment to the Executive, on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for Executive’s taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

4. If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Exhibit A, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the Executive’s receipt of an amount advanced by the Company pursuant to this Exhibit A, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after the Company’s receipt of notice of such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

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